EXHIBIT 99.1

Arbutus to Present TKM-HBV Data at the 2015 AASLD Liver Meeting

VANCOUVER, British Columbia and DOYLESTOWN, Pa., Oct. 1, 2015 (GLOBE NEWSWIRE) -- Arbutus Biopharma Corporation (Nasdaq:ABUS), an industry-leading therapeutic solutions company focused on developing a cure for chronic hepatitis B virus infection (HBV), today announced presentation of data at the 2015 American Association for the Study of Liver Diseases (AASLD) Liver Meeting being held on November 13 – 17, 2015, at the Moscone West Convention Center, San Francisco.

"We are encouraged by the supportive data generated for TKM- HBV, our lead HBV clinical candidate, and are focused on advancing the development of this product as well as our other HBV candidates," said Dr. Mark J. Murray, Arbutus' President and CEO. "Our preclinical data support reduction of hepatitis B surface antigen (HBsAg) by TKM-HBV, as well as complementary effects when combined with currently approved nucleos(t)ide analogs."

Presentation Information and Abstract Summaries:

Session:	Hepatitis B: Treatment
Date:	November 17, 2015
Time:	8.00am – 12.00pm (PT) /11.00am –3.00pm (ET)
  Abstract #1: "TKM-HBV, a Novel RNA Interference Treatment for Chronic Hepatitis B, Rapidly Reduces Surface Antigen and other Viral Proteins in Both Intrahepatic and Peripheral Compartments"

Summary: TKM-HBV effectively removed viral antigens from both the intrahepatic and peripheral compartments within days after treatment initiation in hydrodynamic injection (HDI) mice. These viral elements include immunomodulatory surface and core proteins which are implicated in mediating the immune-repressed condition of chronic HBV infection.

  Abstract #2: "TKM-HBV, a Novel RNA Interference Treatment for Chronic Hepatitis B, has a Complementary Mode of Action to Current Standard of Care Nucleos(t)ide Analogs"

Summary: Results show that TKM-HBV and nucleos(t)ide analog modes of action are complementary, and combination therapy allows effective disease targeting at multiple critical nodes of the viral life cycle.

  Abstract #3: "Development of a Direct RNA Interference Therapy for Hepatitis Delta Virus Infection"

Summary: A direct hepatitis delta virus (HDV)-targeted siRNA-LNP approach can effectively suppress positive and negative strand HDV RNAs and hepatitis D antigen (HDAg) protein in vitro, and provides a promising novel strategy to treat HDV infection. The efficacy of direct HDV targeting relative to indirect effects from HBV gene silencing are currently under investigation.

About TKM-HBV

The goal of TKM-HBV is to facilitate HBsAg loss in patients with chronic hepatitis B. The continued presence of HBsAg in chronic HBV is believed to be responsible for disease pathogenesis and impairing the body's ability to clear the virus. Blocking HBsAg may lead to a functional cure by promoting immune-mediated clearance and control of HBV, potentially through HBsAg seroconversion. TKM-HBV is a novel lipid nanoparticle (LNP) formulated RNAi therapy that uniquely targets three highly conserved regions of the HBV viral genome. Targeting multiple sites on the HBV genome allows for potent reduction of multiple viral antigens, knockdown across a broad range of HBV genotypes, and a decrease in the probability of developing antiviral resistance. Preclinical studies with TKM-HBV have shown reductions of HBsAg and other important viral markers across the most prevalent HBV genotypes, demonstrating that TKM-HBV has the potential to treat patients with chronic HBV.

About Arbutus

Arbutus Biopharma Corporation is a biopharmaceutical company dedicated to discovering, developing and commercializing a cure for patients suffering from chronic hepatitis B infection (HBV). Our strategy is to target the three pillars necessary to develop a curative regimen for HBV: suppressing HBV replication within liver cells, stimulating and reactivating the body's immune system so that it can mount an effective defense against the virus and, eliminating the reservoir of viral genomic material known as covalently closed circular DNA, or cccDNA that is the source of HBV persistence. Our portfolio of assets includes a broad pipeline of drug candidates for use in combination to develop a cure for HBV. To support continuous discovery of potential novel drug candidates and technologies, Arbutus has a research collaboration agreement with the Baruch S. Blumberg Institute that provides exclusive rights to in-license any intellectual property generated through the relationship. The Baruch S. Blumberg Institute was established in 2003 by the Hepatitis B Foundation.

Arbutus is headquartered in Vancouver, BC, Canada with offices in Doylestown, PA, USA. For more information, visit www.arbutusbio.com.

CONTACT: Investors
         Adam Cutler
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         Phone: 604.419.3200
         Email: acutler@arbutusbio.com

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         Manager, Investor Relations
         Phone: 604.419.3200
         Email: hbaradarani@arbutusbio.com

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